UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

SILICON GRAPHICS, INC.

(Exact name of registrant specified in its charter)

Delaware	001-10441	94-2789662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1140 East Arques Ave., Sunnyvale, California 94085

(Address of principal executive offices, including Zip Code)

Registrant’s telephone, including area code: (650) 960-1980

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2007, Silicon Graphics, Inc. (the “Company”) filed a current report on Form 8-K that contained an error in the summary of amendments to the Employment Continuation Agreements in place between the Company and certain of its senior employees, including the Company’s named executive officers (“NEOs”). The following paragraphs contain the correct information.

Employment Continuation Agreement

On December 6, 2007, the Committee approved amendments to the Employment Continuation Agreements currently in place with certain senior employees of the Company, including the Company’s NEOs that are currently employed by the Company, other than Mr. Robert H. Ewald, the Company’s Chief Executive Officer. Ms. Kathy Lanterman, Dr. Eng Lim Goh, Mr. David Parry, Mr. Barry Weinert and Mr. Douglas Britt will receive, upon termination of employment within 24 months after a change of control, a severance payment equal to 24 months of base salary, a pro-rated amount of his or her target bonus, equity acceleration, and 24 months of COBRA coverage. With the exception of Mr. Britt who joined the Company in November of 2007, the amended agreements will replace prior agreements with the covered individuals which provided similar benefits upon a change in control.

In addition, the Committee approved modifications to Mr. Ewald’s Employment Agreement to provide a severance payment equal to 24 months of base salary and 24 months of COBRA coverage upon termination of employment within 24 months after a change in control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silicon Graphics, Inc.

Dated: February 27, 2008	By:	/s/ Barry J. Weinert
Barry J. Weinert
Vice President and General Counsel